AMENDED AND RESTATED EMPLOYMENT AGREEMENT


            This Agreement, dated as of the 4th day of June, 1999 amends and restates the Employment Agreement dated as of the 1st day of September, 1998 between Outsourcing Solutions Inc., a Delaware corporation, with offices at 390 South Woods Mill Road, Suite 350, Chesterfield, Missouri 63017 (the "Company"), and Michael A. DiMarco, an individual residing in the State of Missouri (the "Employee").

                                    RECITALS

            WHEREAS, the Company desires to secure the services and employment of the Employee on behalf of the Company, and the Employee desires to enter into employment with the Company, upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

            1. Employment. The Company hereby employs the Employee as Executive Vice President--President of Fee Services of the Company, and the Employee accepts such employment for the term of the employment specified in Section 3 below. During the Employment Term (as defined below), the Employee shall serve as the Executive Vice President--President of Fee Services of the Company, performing such duties as shall be reasonably required of such an employee of the Company, and shall have such other powers and perform such other additional executive duties as may from time to time be assigned to him by the Board of Directors of the Company. The Employee's primary place of employment shall be St. Louis, Missouri.

            2. Performance. The Employee will serve the Company faithfully and to the best of his ability and will devote substantially all of his time, energy, experience and talents during regular business hours and as otherwise reasonably necessary to such employment, to the exclusion of all other business activities.

            3. Employment Term. The employment term shall begin on the date of this Agreement and continue until December 31, 1999, unless earlier terminated pursuant to Section 7 below (the "Employment Term"); provided, that on December 31, 1999 and on each anniversary thereafter, the Employment Term shall be automatically extended for an additional twelve month period unless 30 days prior to such anniversary date either the Company or the Employee shall give written notice of termination of the Agreement, in which case the Agreement will terminate at the end of the then existing Employment Term.

            4.  Compensation.

            (a) Salary. During the Employment Term, the Company shall pay the Employee a base salary, payable in equal semimonthly installments, subject to withholding and other applicable taxes, at an annual rate of no less than Three Hundred Twenty Five Thousand Dollars ($325,000.00).

            (b) Bonus. Commencing on January 1, 1999, the Employee shall be eligible for a target annual bonus of 67% of his base salary. Annual bonuses shall be based on the satisfaction of performance targets established by the Board of Directors on or before March 31 of each year for such year.

            (c) Medical and Dental Health, Life and Disability Insurance Benefits. During the Employment Term, the Employee shall be entitled to medical and dental health, life insurance and disability insurance benefits in accordance with the Company's established practices with respect to its key employees.

            (d) Vacation; Sick Leave. During the Employment Term, the Employee shall be entitled to vacation and sick leave in accordance with the Company's established practices with respect to its key employees.

            5.  Expenses.

            (a) The Employee shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation.

            (b) The Employee shall be reimbursed by the Company for normal moving and relocation expenses incurred by Employee to move his residence to the St. Louis metropolitan area, including reasonable and customary real estate commission, closing costs and discount points and reasonable expenses for temporary living, return home travel and family travel to St. Louis for house purchasing purposes. If requested by Employee, Company shall provide an advance of $115,000 to facilitate Employee's relocation, to be repaid to the Company no later than 48 hours following the closing of the sale of Employee's current residence in Fairview, Texas.

            6. Secret Processes and Confidential Information. For the Employment Term and thereafter, (a) the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations or finances of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and (b) the Employee will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company; provided, however, that the Employee has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Employee. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Employee, alone or with others, while an employee of the Company, shall be and become the sole property of the Company, unless released in writing by the Company, and the Employee hereby assigns any and all rights therein or thereto to the Company.

            During the term of this Agreement and thereafter, Employee shall not take any action to disparage or criticize to any third parties any of the services of the Company or to commit any other action that injures or hinders the business relationships of the Company.

            During the term of this Agreement and for two years thereafter, Employee shall not employ, solicit for employment or otherwise contract for the services of any employee of the Company or any of its Affiliates (as defined below) at the time of this Agreement or who shall subsequently become an employee of the Company or any of its Affiliates, provided that Employee shall not be prohibited from such solicitation or employment if such employee (a) initiated discussions with Employee without any direct or indirect solicitation from Employee, (b) responded to a general public solicitation, or (c) has terminated employment with the Company prior to commencement of discussions with Employee.

            All files, records, documents, memorandums, notes or other documents relating to the business of Company, whether prepared by Employee or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by Employee upon termination of this Agreement for any reason whatsoever.

            7. Termination. The employment of the Employee hereunder may be terminated at any time by the Company with or without "cause". For purposes of this Agreement, "cause" shall mean: (i) embezzlement, theft or other misappropriation of any property of the Company or any subsidiary, (ii) gross or willful misconduct resulting in substantial loss to the Company or any subsidiary or substantial damage to the reputation of the Company or any subsidiary, (iii) any act involving moral turpitude which results in a conviction for a felony involving moral turpitude, fraud or misrepresentation,
(iv) gross neglect of his assigned duties to the Company or any subsidiary, (v) gross breach of his fiduciary obligations to the Company or any subsidiary, or
(vi) any chemical dependence which materially affects the performance of his duties and responsibilities to the Company or any subsidiary; provided that in the case of the misconduct set forth in clauses (iv) and (vi) above, such misconduct shall continue for a period of 30 days following written notice thereof by the Company to the Employee.

            8.  Severance.

            (a) If (i) Employee's employment is terminated by the Company without "cause," (ii) the Company does not agree to extend the Employment Term upon the expiration thereof,(iii) Employee terminates his employment because the Company reduces his responsibilities or compensation in a manner which is tantamount to termination of Employee's employment, or (iv) within two years following a Sale of the Company (as defined in Section 9 of this Agreement), the Employee gives notice to the Company of his resignation for "Good Reason" (as defined in Section 8(b) hereof) setting forth in reasonable detail the circumstances claimed to constitute Good Reason and stating that it constitutes notice pursuant to this Section 8(a), and the stated basis for Good Reason has not been fully corrected within sixty (60) days from the date of such notice, the Employee shall be entitled to (x) receive an amount equal to his total cash compensation (base salary plus bonus, excluding, however, any Change in Control Bonus paid pursuant to Section 9 hereof) for the year preceding the date of the Employee's termination or the date on which the Employment Term expires, as the case may be, such amount to be payable in a lump sum on the date of termination or the date on which the Employment Term expires, as the case may be, and (y) continue to receive the benefits referred to in Section 4(c) during the one year period following the date of termination or expiration (the "Severance Period"); provided, however, if any such event occurs prior to the extension of the initial Employment Term, the Employee shall be entitled to (A) an amount equal to his then current salary, payable in a lump sum on the date of termination,
(B) an amount equal to his target annual bonus, payable in a lump sum on the date of termination, and (C) continue to receive the benefits referred to in
Section 4(c) during the Severance Period. If the Employee's employment is terminated by the Company "for cause", the Employee shall not be entitled to severance compensation. The Employee covenants and agrees that he will not, during the one year period following the termination of the Employee's employment by the Company, within any jurisdiction or marketing area in which the Company or any of its Affiliates (as defined below) is doing business or is qualified to do business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company or any of its Affiliates at the time of such termination; provided, however, that ownership of securities of 2% or less of any class of securities of a public company shall not be considered to be competition with the Company or any of its Affiliates. For the purposes of this Agreement, the term "Affiliate" shall mean, with respect to the Company, any person or entity which, directly or indirectly, owns or is owned by, or is under common ownership with, the Company. The term "own" (including, with correlative meanings, "owned by" and "under common ownership with") shall mean the ownership of 50% or more of the voting securities (or their equivalent) of a particular entity.

            (b) For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Employee's consent, of any of the following events during the Employment Term within two years following a Sale of the Company: (A) a relocation of the principal location of the performance of work by the Employee beyond a thirty mile radius of such location as of the time of the Sale of the Company; (B) an assignment to the Employee of duties that result in a material diminution of the Employee's duties and responsibilities under this Agreement, (C) a reduction of the Employee's base salary in effect as of the time of the Sale of the Company, (D) a material breach of the Company's obligations set forth in this Agreement, or (E) the failure of any acquiror of, or successor to, all or substantially all of the assets or business of the Company to expressly assume this Agreement and agree to perform all of the obligations of the Company hereunder.

            9. Change in Control Bonus. Upon consummation of a "Sale of the Company," if the Employee is employed by the Company immediately prior thereto, he will be entitled to receive a payment from the Company in the amount of 250% of his (i) then current base salary plus (ii) target annual bonus, reduced by his "Option Gain" and subject to any applicable withholding or employment taxes. Such amount (the "Change in Control Bonus") will be paid to the Employee in immediately available funds in a lump-sum at the time such Sale of the Company is consummated. The foregoing to the contrary notwithstanding, the Employee will only be entitled to receive the Change in Control Bonus if the Change in Control Bonus is previously approved by a vote of more than seventy-five percent (75%) of the voting power of the Company's outstanding stock immediately before any Sale of the Company. For purposes of this Agreement, the following terms have the meanings set forth below:

      "Sale of the Company" - a (i) a stock sale, merger, consolidation, combination, reorganization or other transaction resulting in less than fifty percent (50%) of the combined voting power of the surviving or resulting entity being owned by the shareholders of the Company immediately prior to such transaction or (ii) the sale or other disposition of all or substantially all of the assets or business of the Company (other than, in the case of either clause (i) or (ii) above, in connection with any employee benefit plan of the Company or an Affiliate); provided, however, that a public offering of the capital stock of the Company shall not be a "Sale of the Company."


      "Option Gain" - the aggregate amount computed for all of the options to purchase capital stock of the Company or other equity compensation awards theretofore granted to the Employee, of the excess of the consideration received by the holders of the Company's common stock for a share of such common stock in connection with the applicable Sale of the Company over the exercise price of the option or other award, if any, multiplied by the number of shares of the Company's common stock covered by each such option or award. The amount of the Option Gain shall be finally and conclusively determined by the Board of Directors of the Company in its good faith.

            10. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

            If to the Employee:

                        Michael A. DiMarco
                        247 Doulton Place
                        Town and Country, Missouri 63141

            If to the Company:

                        Outsourcing Solutions Inc.
                        390 South Woods Mill Road, Suite 350
                        Chesterfield, Missouri 63017
                        Attn: President

            11. General.

            (a) Governing Law; Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri applicable to contracts executed and to be performed entirely within said State. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Missouri or in the United States District Court for the Eastern District of Missouri, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of said courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

            (b) Assignability. The Employee may not assign his interest in or delegate his duties under this Agreement. Notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation succeeding to all or substantially all of the business or assets of the Company by purchase, merger or consolidation.

            (c) Enforcement Costs. In the event that either the Company or the Employee initiates an action or claim to enforce any provision or term of this Agreement, or in the event of any dispute or controversy arising out of or relating to this Agreement, the costs and expenses (including attorney's fees and disbursements) of the prevailing party shall be paid by the other party, such party to be deemed to have prevailed if such action or claim is concluded pursuant to a court order or final judgment which is not subject to appeal, a settlement agreement or dismissal of the principal claims. Notwithstanding the foregoing, following a Sale of the Company, all reasonable costs and expenses (including attorney's fees and disbursements) incurred by the Employee in an action or claim to enforce any provision or term of this Agreement, and all costs and expenses of any court proceeding or arbitration in connection with any dispute or controversy arising out of or relating to this Agreement, shall be promptly paid or reimbursed by the Company or its successor; provided, however, that no payment or reimbursement shall be made of such costs or expenses if and to the extent that the court or arbitrator adjudicating or deciding the matter determines that any of the Employee's litigation assertions or defenses were in bad faith or frivolous. Pending the resolution of any court proceeding or arbitration described in this Section 11(c), the Company or its successor shall continue payment of all amounts and benefits due the Employee under this Agreement.

            (d) Binding Effect. This Agreement is for the employment of Employee, personally, and for the services to be rendered by him must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

            (e) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

            (f) Duration. Notwithstanding the term of employment hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

            (g) Survival. The covenants set forth in Sections 6 and 8 of this Agreement shall survive and shall continue to be binding upon Employee notwithstanding the termination of this Agreement for any reason whatsoever. The covenants set forth in Sections 6 and 8 of this Agreement shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any or all covenants. It is expressly agreed that the remedy at law for the breach or any such covenant is inadequate and that injunctive relief shall be available to prevent the breach or any threatened breach thereof.

            IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first written above.

                                    OUTSOURCING SOLUTIONS INC.


                                    By/s/ Timothy G. Beffa
                                      -------------------------------------
                                      Timothy G. Beffa, President and
                                      Chief Executive Officer


                                    EMPLOYEE

                                    /s/ Michael A. DiMarco
                                    -------------------------------------
                                    Michael A. DiMarco